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                                                                   EXHIBIT 12.01

                    EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)

                                                                 FIRST QUARTER
                                                                1998       1997

Earnings before provision for income taxes                   $    114  $     114
Add:
  Interest expense, net                                            21         19
  Rental expense (1)                                                6          5
  Amortization of capitalized interest                              4          3
                                                             --------  ---------

Earnings as adjusted                                         $    145  $     141
                                                             ========  =========

Fixed charges:
  Interest expense, net                                      $     21  $      19
  Rental expense (1)                                                6          5
  Capitalized interest                                             11         10
                                                             --------  ---------

Total fixed charges                                          $     38  $      34
                                                             ========  =========

Ratio of earnings to fixed charges                                3.8x       4.1x
                                                             ========  =========


----------------------
(1) For all periods presented, interest component of rental expense is estimated to equal one-third of such expense.























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